Exhibit 10.32

This is an English Translation

PLFK2140

CHINA MERCHANTS BANK

Irrevocable Letter of Guarantee

China Merchants Bank, Beijing Branch

Prepared in November, 2009

Irrevocable Letter of Guarantee

To the Beneficiary China Merchants Bank Co., Ltd., Dayuncun Branch,

WHEREAS you agree to provide loans / acceptance of commercial bill /bill discount for Beijing China Auto Rental Co., Ltd. (the “Debtor”) with an aggregate amount of RMB One Hundred and Fifty Million, and you have entered into a Fixed Assets Loan Contract numbered 2011 Da Gu Zi No. 001 (the “Principal Contract”) with the Debtor on August 22, 2011.

As requested by the Debtor, we, the Guarantor, hereby agree to issue this Letter of Guarantee to assume joint and several liabilities for all the debts under the Principal Contract on a voluntary basis. Specific guarantee issues are as follows:

Article 1.                                            WAY OF GUARANTEE

1.1                       Upon the expiration date of the debt performance term under the Principal Contract, we, the Guarantor, shall assume joint and several liabilities for the loans, advance payment for bank’s acceptance bill and/or discounted amount provided by you for the Debtor which have not been repaid within the Guarantee Scope specified in Article 2 hereof. Before the debt performance term prescribed in the Principal Contract expires, if you seek early repayment against the Debtor as prescribed under the Principal Contract, we, the Guarantor, shall also assume joint and several liabilities within the Guarantee Scope specified in Article 2 hereof.

1.2                       In case the Debtor and you enter into any extension agreement in connection with the debt performance term, interest, amount, etc. under the Principal Contract, or make amendments to the related provisions, or you adjust the interest rate within the debt performance term under the Principal Contract as prescribed by the Principal Contract, no consent is required from us and it is not necessary to inform us; furthermore, we acknowledge all such changes and our liabilities for guarantee under the Letter of Guarantee shall remain unaffected.

Article 2.                                            SCOPE OF GUARANTEE

2.1                       The scope of guarantee for which we the Guarantor assumes liabilities shall cover all the debts of the Debtor, which includes but not limited to all the principals and corresponding interests, penalty interests, liquidated damages and all other related fees under the Principal Contract,  specifically including:

2.1.1                                    Any principals and corresponding interests, penalty interests, compound interests, liquidated damages and related fees in connection with the loans you provided to the Debtor under the Principal Contract; or

2.1.2                                    Any outstanding principal of the advancement payment you have made for the Debtor in order to perform the payment obligations associated with your accepted commercial bill under the Principal Contract, and the interests, penalty interests, compound interest, liquidated damages and related costs thereof; or

2.1.3                                    Any principal and corresponding interests, penalty interests, compound interest, liquidated damages, and any other related fees in connection with all the discounted amount of bills you have provided for the Debtor under the Principal Contract.

Article 3.                                            WAY OF GUARANTEE

We the Guarantor confirms that we shall assume joint and several liabilities for all the debts within the Scope of Guarantee specified above in both legal and economic aspects. If the Debtor fails to timely repay the loans, advanced payment or the principal and interests of other debts and related costs as prescribed in the Principal Contract, or the Debtor has conducted any default as prescribed in the Principal Contract, you shall be entitled to seek recourse against us directly, and it is not necessary for you to seek recourse against the Debtor first. Even though the Debtor or a third party provides guarantee or security in real property for the debts under the Principal Contract, you are still entitled to seek recourse against us first. Even though you waive, alter or release the mortgage or pledge imposed on the debts under the Principal Contract, or exempt the liabilities for guarantee of other guarantors, when at the time of the situation, there is mortgage, pledge or guarantee of other guarantors, we shall nonetheless assume the liabilities for guarantee as prescribed hereof.

The notice of claim for repayment that you issue shall be final, and we the Guarantor do not have any questions or doubts thereto. We agree to fully repay the overdue payables of the Debtor to you within five days upon receipt of your notice of claim in written form without requesting you to provide any proof. Unless there is any obvious and significant mistake, we shall acknowledge that the amount set out in your notice of claim as the accurate number.

You are also entitled to press for repayment from us in the way as you see fit, including but not limited to by sending fax, mail, hand delivery, making announcements in the public media, etc.

Article 4.                                            TERM OF GUARANTEE

The term of guarantee for us shall start upon the effective date of this Letter of Guarantee until two years after the expiration date of the loans, advanced payment or other debts.

Article 5.                                            INDEPENDENCE OF LETTER OF GUARANTEE

This Letter of Guarantee shall be independent, continuously valid, irrevocable and unconditional. It shall not be subject to the effectiveness of the Principal Contract, nor shall it be subject to any agreement or document the Debtor enters into with any other party, nor shall it be affected by the Debtor’s fraud, reorganization, suspension, dissolution, liquidation, bankruptcy, etc. Our liabilities for guarantee shall not be exempted by any order we receive, any change of our financial status or any agreement we enter into with any entity or individual.

In case that you cease to release loans that yet to be released, stop providing discount or acceptance of bills, or request early repayment of the released loans/discounted amount as prescribed under the Principal Contract, our liabilities for guarantee under this Letter of Guarantee shall not be affected thereby.

Article 6.                                            SPECIAL UNDERTAKINGS

6.1                       We the Guarantor are a legal person legally established and qualified to act as a guarantor, or other organization qualified to act as a guarantor, or a natural person with full capacity of civil conduct (ID number                  ), and willing to perform our obligations under this Letter of Guarantee with the assets we own or are entitled to dispose of;

6.2                       Our issuance of this Letter of Guarantee has been sufficiently authorized or approved by the competent authorities such as the superior authority in charge / our board of directors;

6.3                       Issuing this Letter of Guarantee is the truthful expression of our intent without any fraud or coercion therein;

6.4                       Before this Letter of Guarantee becomes invalid, our total guaranteed amount for external parties (including converted amount in foreign currency) shall not exceed the amount of our owner’s equity interests;

6.5                       We will timely provide you with our financial statements as you required and timely inform you with any significant decisions and changes to our production, operation and management.

6.6                       All the financial statements and any other documents we provided to you are legitimate and truthful, for which our legal representative or other principals in charge will assume inescapable legal liability;

6.7                       We will issue the Letter of Counter Guarantee as you request;

6.8                       The binding effects of this Letter of Guarantee on us the Guarantor will not be affected by such matters as any alterations to the registered items with the Administration for Industrial and Commerce, organization structure, equity structure, business operation mode or financial status, or the occurrence of debt restructuring, material connected transaction. If such alterations or occurrences may affect our ability to perform this Letter of Guarantee, we will be obliged to inform you of the same promptly;

6.9                       The successor or the assign of us the Guarantor will be bound by all provisions of this Letter of Guarantee. Without your prior written consent, we will not assign the liabilities of guarantee hereunder;

6.10                 If we the Guarantor fails to repay any guaranteed debts as prescribed under the Letter of Guarantee, you are entitled to deduct the relevant amount from the account we opened with you or authorize another financial institution to deduct from the account we opened with such financial institution, until all the overdue payable debts owed by the Debtor to you under the Principal Contract are paid off.

Article 7.                                            NON WAIVER

Within the term of this Letter of Guarantee, any tolerance or grace period you grant to the Debtor or us the Guarantor for any default or delay, or any suspension of rights or interests your are entitled to under the Principal Contract or this Letter of Guarantee, shall not impair, affect or restrain any rights or interests you, as the Creditor, are entitled to according to the relevant laws and regulations or this Letter of Guarantee, nor shall it be deemed as your waiver of rights to take actions against any existing or future default.

Article 8.                                            TERMS

Unless otherwise specified, the terms used in this Letter of Guarantee shall have the same meaning as ascribed by the Principal Contract.

Article 9.                                            NOTICE

Any documents between you and us the Guarantor, such as notices, requests, etc., in connection with this Letter of Guarantee shall be sent in written form. If sent by hand, such documents will be deemed as delivered upon the recipient signs and accepts the document (if the recipient rejects the delivery, the documents will be deemed as delivered on the day of such rejection); if by post, such documents will be deemed as delivered seven days after being posted; if by fax, such documents will be deemed as delivered when the recipient’s fax system receives the fax. In case you press for repayment from us by publishing announcement in the public media, the notice will be deemed as delivered on the day when such announcement is made.

The contact address of us the Guarantor is Tower A, Raycom InfoTech Park, No. 2 Ke Xue Yuan Nan Lu, Haidian District, Beijing.

We the Guarantor shall promptly inform you if there is any change to our contact address, otherwise the delivery you have made to the original contact address will be deemed as valid and has binding effects on us, and we shall bear the losses that may arise therefrom.

Article 10.                                     DISPUTE RESOLUTION

This Letter of Guarantee shall be governed by PRC laws. We the Guarantor agree to resolve any dispute arising from this Letter of Guarantee in such way of dispute resolution as prescribed in the Principal Contract.

If both the Principal Contract and this Letter of Guarantee have been notarized to have mandatory enforcement effects, we the Guarantor agree that you are entitled to directly apply to the court with competent jurisdiction for enforcement of debts under this Letter of Guarantee against us.

Article 11.                                     EFFECTIVENESS OF LETTER OF GUARANTEE

11.1                 In case the Guarantor is a legal person or other organization, this Letter of Guarantee shall take effect as of the date when the legal representative / principal in charge / authorized agent of the Guarantor signs / seals and affixes the Guarantor’s company seal.

11.2                 In case that the Guarantor is a natural person, this Letter of Guarantee shall take effect as of the date when the Guarantor signs.

Article 12.                                     SUPPLEMENTAL AGREEMENT

This Letter of Guarantor shall have three original copies, with the Creditor, the Debtor and the Guarantor and             each holding one copy. Each copy has the same legal effects.

Special Notice:

All the provisions in this Contract have been thoroughly negotiated by all the parties. The Bank has brought to other parties’ attention the provisions that may exempt or restrict the Bank’s liabilities or certain unilateral rights of the Bank, or may burden other parties’ liabilities or restrain other parties’ rights, and the parties have obtained complete and accurate understanding of such provisions. The Bank has explained such provisions as requested by other parties. Each party shares an unanimous understanding of all the provisions of this Contract.

(No Text Below)

(Signature Page)

If the Guarantor is a legal person or other organization, sign here:
Guarantor: (Seal)
[Company’s seal affixed]

Legal Representative/Officer in Charge or Authorized Agent:	/s/ Chuanzhi Liu
Opening Bank and Account:

If the Guarantor is a natural person, sign here:
Guarantor: (Signature)
ID Number:
Address:	Telephone:

Date: August 22, 2011